Exhibit 99.1
Prepared Remarks to EPA on Proposed PFAS National Primary Drinking Water Regulation Rulemaking, by Lynda B. DiMenna, Chief Environmental and Safety Officer, American Water Works Company, Inc.

My name is Lynda DiMenna, and I am the Chief Environmental and Safety Officer for American Water, the largest publicly traded drinking water and wastewater provider in the U.S.

American Water supports the United States Environmental Protection Agency’s (U.S. EPA) efforts to protect public health by proposing national drinking water standards for PFAS. These contaminants are among the multiple challenges the water industry faces regarding water quality, quantity, and reliability. That is why American Water remains committed to being a leader in the U.S. water and wastewater industry and a provider of solutions to these challenges.

While American Water has been anticipating and preparing for the rulemaking, our initial analyses were based on a federal PFAS standard more in line with the limits set by several states. We are now carefully reviewing the U.S. EPA’s proposed drinking water regulation to assess the four (4) parts per trillion (ppt) requirements for PFOA and PFOS and the application of the Hazard Index approach for PFNA, PFBS, PFHxS, and GenX chemicals. Our review will inform the written comments that we will submit to the U.S. EPA by May 30.

This review includes the projected costs associated with PFAS treatment at the proposed limits and the impact it could have on customers’ bills. Using the data and approach as presented in a recent study conducted by Black & Veatch on behalf of American Water Works Associations, the estimated national cost to install treatment facilities and processes to remove PFOA and PFOS to levels required by EPA's proposal exceeds $47 billion, which is approximately $35 billion above what would be required to meet current state established PFAS limits. Further, it will require, on a national basis, more than $700 million annually for operations and maintenance costs to test and monitor for compliance, which is approximately $500 million more than what would be required to meet current state-established PFAS limits. These dollar values are significantly higher than EPA’s cost estimates.

Based on initial estimates, American Water will likely have more than 100 of our existing drinking water treatment facilities that will need to be upgraded to provide PFAS removal capability, a 3 to 4-fold increase in the number of treatment plants had the most stringent previously established state standards been adopted nationwide. Currently, we estimate an investment in excess of $1 billion of capital to install additional treatment facilities over a 3 to 5-year period. Additionally, we estimate annual operating expenses related to testing and treatment could be nearly $50 million in today’s dollars. Again, these are preliminary estimates dependent upon multiple factors including the final rule and effective date, as well as our system-by-system engineering analyses.

The implementation timing should also consider the available capacity of engineers, contractors, and suppliers to build the required treatment and the available capacity of vendors to supply ion exchange resin, granular activated carbon, and media reactivation/waste disposal services on an ongoing basis.

American Water calls for sound policies that will ensure compliance by all water utilities – whether privately or municipally owned - while protecting customers and communities from the high cost of monitoring and mitigating PFAS. This includes advocating for policies that hold polluters accountable. American Water’s operating utilities in most of our states are currently plaintiffs in the Multi-District Litigation against multiple PFAS manufacturers because we firmly believe that the ultimate responsibility for the cleanup of these contaminants should fall to those who created the problem.

American Water joins other water organizations urging the U.S. EPA, Congress, and other decision-makers to implement policies that will:

•keep harmful PFAS out of our drinking water supplies and our communities;
•exempt all water and wastewater systems from financial liability for PFAS under CERCLA;
•ensure all water and wastewater utility providers, regardless of ownership, have equal access to any and all Federal and/or state funding related to treating PFAS; and
•establish a permanent federally funded water and wastewater low-income customer assistance program.

Treating or removing contaminants in the water comes at a cost. To realize the health benefits of such, water utilities must have the financial resources to assure they can sustain the ongoing costs that will arise from constructing, operating, maintaining, and monitoring PFAS treatment systems for the safety and benefit of customers. States should treat these expenditures for regulated utilities as federally mandated requirements that are recoverable in customer rates through expedited means.

In conclusion, providing safe, reliable, and affordable water is American Water’s business, and we look forward to working cooperatively and collaboratively with the U.S. EPA, Congress, regulators, and policymakers so that the implementation of these proposed water standards protects customers, communities, and the general public.
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